Exhibit 99.1

Contact:	Jill Swartz Triple Net Properties, LLC 1551 N. Tustin Avenue, Suite 300 Santa Ana, California 92705 714-667-8252 ext. 251 jswartz@1031nnn.com
NNN 2003 VALUE FUND SELLS COLLECTION OF BUILDINGS
IN WOODSIDE CORPORATE PARK IN BEAVERTON, OREGON

Santa Ana, Calif., December 19, 2007 - Chief Executive Officer of NNN 2003 Value Fund, LLC Richard T. Hutton Jr. announced today that NNN 2003 Value Fund, LLC has sold its five building portfolio in Woodside Corporate Park. The disposition closed on December 13, 2007.
The portfolio is comprised of five Class A multi-tenant office buildings, located in Woodside Corporate Park in the Portland suburb of Beaverton, Oregon. Built between 1987 and 2000, the portfolio consists of approximately 194,000-square-feet and is 90 percent leased to numerous tenants, including the State of Oregon’s Department of Human Services, Bright Horizons Family Solutions, Northwest Regional Education School District and Kleinfelder Group Inc.
The portfolio is located within the 40-acre Woodside Corporate Park, a 580,000-square-foot master-planned office park. The 13 buildings that comprise Woodside Corporate Park share 1,883 parking spaces for a ratio of 3.4 spaces per 1,000 square feet.
The portfolio, originally purchased in September 2005, was sold to Triple Net Properties, LLC on behalf of tenant-in-common investors.
Triple Net Properties, LLC, the manager of NNN 2003 Value Fund, LLC, is a wholly owned indirect subsidiary of Grubb & Ellis Company, a leading real estate services and investment management firm. Triple Net Properties, LLC and affiliates manage a growing portfolio of nearly 39 million square feet of real estate, including more than 10,000 apartment units, with a combined market value in excess of $5.4 billion. Triple Net Properties, LLC and affiliates are currently buying and selling properties throughout the United States, offering a full range of commercial real estate investments, including tenant-in-common (TIC) programs for investors structuring tax-deferred (like-kind) exchanges under Section 1031 of the Internal Revenue Code, real estate investment trusts (REITs) and institutional investments.